EXHIBIT 23

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in the Registration Statements (File Nos. 33-61949, 33-52786, 33-36609 and 33-23837) of the A.G. Edwards, Inc. 1988 Incentive Stock Plan on Form S-8 of our report dated April 18, 2001, appearing in and/or incorporated by reference in the Annual Report on Form 10-K/A of A.G. Edwards, Inc. for the year ended February 28, 2001.

June 6, 2001

St. Louis, Missouri